JOINT LIABILITY INSURANCE AGREEMENT

AGREEMENT dated as of the 23rd day of February, 2012 among Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, Hatteras Capital Investment Management, LLC, Hatteras Capital Investment Partners, LLC, Hatteras Capital Distributors, LLC, Hatteras Core Alternatives Offshore Fund, Ltd., Hatteras Core Alternatives 3c1 Fund, L.P., Hatteras GPEP Fund, L.P., Hatteras Late Stage VC Fund I (collectively, the “Hatteras Entities”), and each of the funds listed in Schedule A (the “Registered Funds,” and together with the Hatteras Entities, the “Parties”).

WHEREAS, each Registered Fund is a management investment company registered under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Registered Fund is an affiliate of each Hatteras Entity and each other Registered Fund under the 1940 Act;

WHEREAS, Rule 17d-1(d)(7) under the 1940 Act permits arrangements regarding liability insurance policies between registered investment companies and their affiliates provided certain conditions are met; and

WHEREAS, a majority of the Board of Directors/ Trustees/ Managers of each Registered Fund (including a majority of the directors/ trustees/ managers who are not “interested persons” of each respective Registered Fund as defined by Section 2(a)(19) of the 1940 Act) has given due consideration to all factors relevant to the form, amount and ratable allocation of premiums of the Joint Directors’ and Officers’ Errors and Omissions Insurance Policy, including Side A coverage, (the “Policy”) and (i) has approved the terms and amount of the Policy and the participation of each respective Registered Fund in the Policy as being in the best interests of that Registered Fund, and (ii) has determined that the allocation of the premium for the Policy as set forth therein (which is based on information obtained from the underwriters regarding each Registered Fund’s proportionate share of the sum of the premiums that would have been paid if such insurance coverage were purchased separately by the Registered Funds) is fair and reasonable to the Registered Fund.

NOW, THEREFORE in consideration of the mutual covenants contained herein, the Parties hereby agree:

1. Joint Policy. To insure the Registered Funds and their respective directors/ trustees/ managers, executives, officers and employees against their errors or omissions, the Parties have obtained and maintain a Policy issued by Axis Surplus Insurance Company, including Side A coverage through XL Specialty Insurance Company, (together, the “Insurers”), pursuant to which they are each insured under the Policy.

2. Limits of Liability. The limit of the Insurers’ liability under the Policy shall not be less than an amount approved by each Registered Fund’s Board of Directors/ Trustees/ Managers.

3. Ratable Allocation of Premium. The Policy is tiered and shall consist of a primary, excess and Side A policy. Each of the primary and excess policies insure the Hatteras Entities for up to 10% of the Policy, the premium of which shall be paid by the Hatteras Entities. The Policy shall also consist of Side A coverage for the Registered Funds. Ninety-percent (90%) of the Policy premium shall be prorated among the Registered Funds based on the assets held by each Registered Fund. The portion of the premium owed by each of Hatteras Core Alternatives Fund, L.P., Hatteras Core Alternatives TEI Fund, L.P., Hatteras Core Alternatives Institutional Fund, L.P., Hatteras Core Alternatives TEI Institutional Fund, L.P. (each a “Feeder Fund”) shall be determined by multiplying the amount of premium owed by Hatteras Master Fund, L.P. (the “Master Fund”) by the percentage of the Master Fund’s investment attributable to the investment of that Feeder Fund. The Master Fund shall owe the premium attributable to it assets not owed by the Feeder Funds. So long as each Registered Fund continues to operate as an investment company, each Party agrees to pay its proportionate share of the total premium due under the Policy, which share shall be determined based on each Party’s proportionate share of the sum of the premiums that would have been paid if such insurance coverage were purchased separately by the Parties.

4. Allocation of Recoveries and Deductibles.

(i) The term “Loss” shall mean any Loss (as such term or similar term is defined in the Policy) for which payment is made under the Policy by the Insurers on behalf of the Parties, or their respective directors, executives, officers or employees, or for which payment would have been made by the Insurers under the Policy if the limits of the Insurers’ liability under the Policy had not been exceeded. The term “Recovery” shall mean the aggregate amount paid by the Insurers on behalf of the Parties (or their respective directors, executives, officers or employees) in respect of a Loss.

(ii) Subject to the next sentence, if a Party sustains a Loss as a result of one or more claims made during a single annual coverage period for which a Recovery is received under the Policy, such Party shall receive an amount equal to the actual Loss. If a Recovery is less than the amount required to indemnify fully the Parties sustaining a related Loss, then the Recovery shall be allocated among the Parties which have not been fully indemnified for their Losses in the same proportion as their premiums bear to one another.

(iii) In each case of Loss, the applicable deductible under the Policy will be allocated among the Parties sustaining Losses in proportion to the relative share of Recovery received by each Party.

5. Claims and Settlements. Each Party shall file a copy of this Agreement with the Insurers as part of any claim under the Policy and shall, at the time of making of any claim under the Policy, provide the other Parties with written notice of the amount and nature of such claim.

Each Party shall provide to the other Parties forthwith written notice of the terms of settlement of any claim made under the Policy.

6. Term. This Agreement shall remain in effect as long as the Board of Directors/ Trustees/ Managers, as applicable of each Registered Fund (including a majority of the directors/ trustees/ managers who are not “interested persons,” as defined by Section 2(a)(19) of the Act) makes the annual determinations respecting the Policy required under Rule 17d-1(d)(7), and annually approves the renewal of the Policy.

7. Amendments. This Agreement may be modified or amended only by a writing executed by all of the Parties.

8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

9. No Assignment. This Agreement is not assignable.

10. Notices. All notices and other communications hereunder shall be in writing and shall be addressed to the notified Fund as follows:

J. Michael Fields

Hatteras Funds

8540 Colonnade Center Drive

Suite 401

Raleigh, NC 27615

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the day and year first above written.

HATTERAS CORE ALTERNATIVES OFFSHORE FUND, L.P.		HATTERAS CORE ALTERNATIVES 3c1 FUND, L.P.

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name: J. Michael Fields		Name:	J. Michael Fields
Title: Secretary		Title:	Secretary

HATTERAS GPEP FUND, L.P.		HATTERAS LATE STAGE VC FUND I, L.P.

By:	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS MASTER FUND, L.P.		HATTERAS CORE ALTERNATIVES FUND, L.P.

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS CORE ALTERNATIVES TEI FUND, L.P.		HATTERAS CORE ALTERNATIVES INSTITUTIONAL FUND, L.P.

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS CORE ALTERNATIVES TEI INSTITUTIONAL FUND, L.P.		HATTERAS VC CO-INVESTMENT FUND II, LLC

By:	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS GLOBAL PRIVATE EQUITY PARTNERS INSTITUTIONAL, LLC		HATTERAS GPEP FUND II, LLC

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS SECTOR SELECT FUND		HATTERAS SECTOR SELECT INSTITUTIONAL FUND

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS INVESTMENT MANAGEMENT, LLC		HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	C.O.O.	Title:	C.O.O.

HATTERAS CAPITAL DISTRIBUTORS, LLC		HATTERAS INVESTMENT PARTNERS LLC

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name: J. Michael Fields		Name:	J. Michael Fields
Title: C.O.O.		Title:	C.O.O.

HATTERAS CAPITAL INVESTMENT PARTNERS, LLC

By:	/s/ J. Michael Fields
Name: J. Michael Fields
Title: C.O.O.

Schedule A

Hatteras Master Fund, L.P.
Hatteras Core Alternatives Fund I, L.P.
Hatteras Core Alternatives TEI Fund, L.P.
Hatteras Core Alternatives Institutional Fund, L.P.
Hatteras Core Alternatives TEI Institutional Fund, L.P.
Hatteras VC Co-Investment Fund II, LLC
Hatteras Global Private Equity Partners Institutional, LLC
Hatteras GPEP Fund II, LLC
Hatteras Sector Select Fund
Hatteras Sector Institutional Fund